Exhibit (p)(2)

Fidelity International

Code of Ethics

and

Policy on Inside Information

Contents

1. Code of Ethics for Personal Investing

2. Policy on Inside Information

3. Local Rules and Obligations

4. How we enforce the Code

Inside back cover - Key Concepts

Important note

How the Code of Ethics (which we are required to provide you with) applies to you will depend upon what category of employee you are. Most employees simply have to follow those rules which apply to all employees, also known as Core Employees.

However, depending upon your role you can be categorised as a Fund-Access Person. If you fall into this category you must follow those further rules which are clearly marked in the Code. You should also note that the definition of covered security in Key Concepts(inside back cover) is more extensive than for other employees.

Fund-Access Persons

Those with access to confidential fund information and/or with the power to influence the conduct of a fund including those in and working with employees of investment management systems and operations; pricing and fund administration; oversight; fund managers, research analysts, traders and any others involved in handling or directing trades in the funds.

Please note that you can also be placed within a specific category by designation of the Ethics Office.

Throughout the Code we provide details of links to web-based fact sheets where you can get more detail on a specific issue. These include:

  Compliance contacts
  Covered Person - when the Code applies to someone other than you
  Special Approvals - when you may be able to get relief from the Code
  Code of Ethics Forms
  Treatment of options under the 60 day gain rule (Fund-Access employees)
  Frequently Asked Questions
  Permissible Indices
  A Guide to Preclearance
  Sanction and Appeals Process

KEY PRINCIPLES

1. You should always conduct your personal affairs in a manner that does not conflict or even appear to conflict with the obligations we owe our clients

2. The Code applies both to you and those close to you and in whose financial affairs you may have an interest

3. You are expected to abide by the spirit as well as the letter of the Code

4. You should never use information obtained in your role at Fidelity for personal gain or pass it on to someone who may so use it.

5. You should never disclose or abuse confidential information as this could affect the interests of our clients

6. You do not trade when in possession of sensitive fund information or inside information (for the same reason as above)

7. You must deal though a broker which provides duplicate reporting to Fidelity

8. If you are a Fund Access person you must obtain preclearance if necessary before placing an order

9. You complete all the necessary forms accurately and on time

1. Code of Ethics for Personal Investing

Rules for all employees

The Code has rules about owning and trading securities for personal benefit. Some of the rules apply both to you and anyone who is a covered person (see Key Concepts).

Key Concepts

Some terms have specific meanings in the Code - these are set out in Key Concepts inside the back cover.

As a Fidelity employee you must not place your personal interest ahead of the interests of our clients, including the shareholders of our funds. You must therefore never take advantage of your relationship to the funds or Fidelity to benefit yourself or another party.

Because no set of rules can cover every situation it is critical that you follow the Key Principles and abide by the spirit as well as the letter of the Code. Any activity that compromises our integrity can harm Fidelity's reputation and may be reviewed by the Ethics Office and action taken.

Fiduciary Duty

Your responsibility to place Fidelity clients first is a fiduciary duty you must observe. This means never placing your personal interests ahead of those of any Fidelity fund

Requirements

Disclosure

Core Employees must complete an Annual Acknowledgement

Acknowledging the rules

Within 10 days of starting at Fidelity and every year after you must confirm that:

  You understand and will follow the rules that apply to you
  You authorise Fidelity to obtain data regarding and monitor your transactions covered by the Code
  You will follow any new or existing rules that apply to you in the future

As well as the Code you must follow any securities laws to which you are subject

Disclosure

Fund-Access Persons must complete an annual accounts and holdings report and a Quarterly Transaction Verification

Reporting violations

If you become aware that you or someone else has broken the Code you must promptly report this to the Ethics Office.

Disclosing accounts and holdings

The Code covers accounts and holdings in your name and also those of a covered person.

You must disclose all covered accounts to Fidelity within 10 days of starting and thereafter as requested.

You will also need to disclose any holdings in FIL funds held in an account outside FIL.

An Annual Acknowledgement will collect this information each year.

You must arrange for duplicate reports of trades and account statements to be provided by your broker.

Prohibitions

Selling short

In any account the short position in a particular covered security may not be greater than the shares of that security held in that account.

Short Strategies

Short strategies involving Permissible Indices are acceptable - see Key Concepts in the back inside cover

Trading restricted securities

You may not trade a restricted security. If you have been told specifically not to trade a security, then you must not trade it until the restriction is lifted.

Short Term Trading in FIL Funds

Trading in and out of a FIL fund within a 30-day period is prohibited. If the fund prospectus places a stricter obligation then this stricter rule will apply. Breaches will mean you have to surrender any profit and other sanctions may apply.

There are exceptions that can be made for certain circumstances and you will need approval from your local Ethics Office. You may not participate without such approval.

IPO Exceptions

You may be able to obtain approval if:

- You have been offered shares as you already have equity in the company

- You are a policyholder or depositor of a mutual company that is demutualising

- Your spouse has been offered the shares as an employee

Use of derivatives, structured instruments and spread betting

If something is prohibited under the Code, or by the preclearance system, it is also prohibited to attempt to accomplish the same thing though the use of derivatives (including options, futures on options etc.) structured products and spread betting.

Trading an account you do not own

You may not have an authority to trade, place or direct trades of covered securities in an account not owned by you which is not a covered account. With prior approval from your Ethics Office you can have authority over a non-covered account owned by a member of your family, but this may be subject to restrictions that will be advised at the time. Until such approval is received you must not trade, direct or place trades on the account.

Investment clubs

No covered person may participate in or advise an investment club or similar arrangement

Hedge Funds

You may not invest in a hedge fund.

Excessive Trading

This is strongly discouraged. In general anyone placing more than 25 trades a quarter in covered securities (other than open-ended funds) should expect additional scrutiny of their trades. We monitor trading activity and may require you to limit the number of trades.

Additional Rules for Fund-Access Persons Only

Requirements

Preclearance

The preclearance process is designed to reduce the possibility of conflicts between your trades and the funds.

Preclearance

Preclearance is available during market hours of the relevant security - see [web address]

The rules of preclearance

  You and any covered person must clear in advance all orders to buy or sell a covered security.
  Preclearance is valid only for the day given and may not be carried over (placing good until cancelled orders is not permitted)
  If your order is not completed by end of day any uncompleted part must be cancelled to avoid a violation.
  Preclearance is not required for routine automatic investment plan investments or withdrawals

Exceptions to preclearance

You may be able to obtain prior approval from your local Ethics Office to trade without preclearance if:

- The covered account is managed by a professional third party who has discretionary trading authority

- Trades are made through an automatic investment plan notified to the Ethics Office

- Repeated rejection of preclearance is causing significant hardship

Your commitment

In seeking preclearance you are giving your word that:

  You do not have any inside information (see Policy)
  You are not using knowledge of actual or potential fund trades
  You believe that the trade is available to all investors on the same terms
  You will provide any information regarding the trade requested by your Ethics Office.

Securities which are excused preclearance

  Shares of FIL funds and FMR funds
  Shares of Regulated non-Fidelity mutual funds approved by FIL Ethics Office.
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India
  Options on and Exchange Traded Funds tracking Permissible Indices
  Securities transferred as a gift
  Automatic dividend reinvestments
  Rights' subscriptions
  Currencies and derivatives thereof
  Securities which must be traded by way of external mail.

Disclosing holdings and transactions in covered securities

You must disclose:

  All covered accounts
  Any holding of covered securities held in or outside a covered account.
  An exception to this rule will apply to accounts held with FIL (where you just have to disclose the account).
  For covered accounts holding shares in FMR funds you must also disclose the holdings in such funds

You must disclose transactions in covered accounts that include covered securities and so you must arrange for duplicate reports of trades and account statements to be provided. An exception to this rule will apply to accounts held with FIL.

If you trade an automatic investment plan which has been notified to your local Ethics Office in a covered account you do not need to separately report such transactions but they will need to be on the Quarterly Trade Verification (QTV) form.

If you give or receive covered securities other than through trading (e.g. via a gift or inheritance) you should also include these on the QTV.

You must complete a QTV of transactions in covered securities each quarter as directed and within the time limit set out.

Affirmative Duty

If you have material information on an investment in which the funds might be interested you must inform the relevant investment professionals before acting upon it for your own account. Any personal holding by a covered person in a covered security should be disclosed if you are advising someone making an investment decision on that security.

Prohibitions

Profiting from fund knowledge

You may not use your knowledge of trades or holdings in FIL funds or FMR funds for personal benefit.

Surrendering 60 day gains

You may not enter into an opposite transaction of a covered security within 60 days of the previous transaction. If you do it will be matched against an opposite transaction during the previous 60 days (using the earliest purchase first) you will be subject to a sanction and any gain resulting will be forfeit.

This rule does not apply to transactions in:

  Shares of FIL funds and FMR funds (but see Short Term Trading in FIL Funds rule)
  Shares of Regulated non-Fidelity mutual funds approved by FIL Ethics Office
  Options on or Exchange Traded Funds tracking Permissible Indices
  An automatic investment plan
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India

A further exception is available with the prior approval of your local Ethics Office if this rule would prevent you realising a tax loss on the proposed trade. Approval will take into account fund trading and other preclearance tests and no more than three may be given in any calendar year.

Treatment of options under the 60 day gain rule (Fund-Access employees)

Influencing a fund to benefit yourself or others

You must not influence the conduct of a FIL fund for the benefit of anyone other than such shareholders and clients (for example by causing it to trade so as to improve the value of a stock you or a friend holds).

Trading within 7 Days of a fund

If you are responsible for managing or directing trades on a FIL fund you and any covered person may not trade a covered security before or after seven days of that fund trading the same security.

If within seven days after a personal trade you wish to trade the same security for the fund, you must do so if in the best interests of the fund. The circumstances will be reviewed and you will be required to provide an explanation.

Trading after a research note

You may not trade a covered security of an issuer until two full business days have passed since the last Fidelity research note on that issuer. (This rule is tested during preclearance.)

Buying securities in broker-dealers

No covered person may buy the securities of a broker-dealer or its parent company if they have been restricted by Fidelity. (This rule is tested during preclearance.)

Private Securities

You and any covered person must get prior approval from your local Ethics Office before investing in any private placement or other private securities not issued by Fidelity.

Serving as a director/trustee

Unless you have prior approval you may not serve as a director or trustee of a publicly traded company or a non-Fidelity private company that has or may issue shares. The request must go to your manager and local Ethics Office and approval will be dependent on there being no conflict between the role and the interests of our clients and funds

2. Policy on Inside Information

The purpose of these rules is to ensure compliance with securities laws by prohibiting anyone from trading any security while in possession of material, non-public information about that security or its issuer. They also explain how to handle any information you do get to protect you, Fidelity and to prevent unauthorised use or dissemination.

Requirements

Advise the Ethics Office immediately if you acquire inside information

If this happens as part of your job or otherwise you must immediately advise the relevant [Compliance contact/Ethics Office] and no one else (not even your manager).

The Compliance contact/Ethics Office will (using an attorney where appropriate)

  Advise you if the material is inside information; and
  Advise you of what steps to take.

You must not:

  Disclose the inside information or the fact you have it to anyone other than the Compliance contact/Ethics Office and designated attorney even if you believe such disclosure is harmless;
  Trade or cause anyone else to trade in the security about which you have inside information (whether for a fund, account or in a personal capacity) regardless of whether or not you might have a financial interest in the trade.

You must:

  Co-operate fully with the Compliance contact/Ethics Office and attorney including signing any confidentiality agreements
  Retain any documentation relating to the information until you are advised by the attorney it may be discarded

Inside Information

This is any information about the issuer of a security, or the security itself that is both material and non-public.

You must consider information to be material if;

  It is reasonable to expect the price of the security (or a correlated security) would change if the information were public, or
  There is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.

You should consider information to be non-public if it is not generally available to the public in a widely used medium, such as a press release.

ALWAYS CHECK before acting on or sharing any information that may potentially be inside information

Safeguarding inside and other sensitive information

You are responsible for safeguarding inside and other sensitive information from unauthorised disclosure. Appropriate precautions should be part of your daily awareness and workplace routines including:

  Never discussing inside or other sensitive information in public places
  Storing sensitive documents in a secure place
  Not leaving sensitive documents in copiers or meeting rooms or in view or your desk unless access to the desk is controlled
  Using passwords to protect information stored on computer and changing them regularly
  Disposing of sensitive documents using secure means such as shredders or designated waste bins

Inside Information and the Workplace

There are a number of ways employees might come across inside information - for example:

  By hearing it from personal sources such as a spouse or friend working at a public company to overhearing a conversation in a lift or bar
  Because of your work a broker or public Company may knowingly or unwittingly pass on inside information in a business conversation
  You may be involved in negotiations for a contract or joint venture between Fidelity and a public company the substance of which, or the potential for which, could be price sensitive
  From a customer when trading on their account
  A securities issuer may want to seek Fidelity's views on a proposed corporate action or change of CEO.

It is quite easy to come into possession of inside information, but far more difficult to get rid of it. Avoidance is the best defence, but if you do receive inside information you must follow Fidelity's procedures

The importance of Internal Information Barriers

Just as it is essential that individual employees handle any inside information responsibly, it is essential to Fidelity's efficient functioning that certain areas are not compromised by having inside information. This is achieved by a system of internal information barriers of which these procedures form an essential part.

Following these rules not only protects you, but is also essential to maintaining Fidelity's integrity and reputation.

The Code and Securities Laws

Trading on or sharing inside information is a serious violation not just of this Code but of the law - in some territories the criminal law. Fidelity will be vigilant in its enforcement efforts and employees who breach these rules will be subject to disciplinary action, potentially including dismissal. This would be in addition to any sanction handed out by local regulators or courts.

3. Local rules and obligations

This page is intentionally left blank for any local rules and obligations that are more restrictive in a FIL jurisdiction.

4. How we enforce the Code

The Ethics Office

The Ethics Office regularly reviews the forms and reports it receives. If you are asked to provide further information or justifications it is in your interests to do so promptly, completely and accurately.

Special Approvals

In cases where you believe that you may qualify for an exception referred to in the Code you must seek prior approval from the Ethics Office. Similarly you must apply if you believe that an exception is justified because of your particular circumstances.

When granted special approvals may have conditions attached and may be for a limited period. They will in any event be subject to review and may be withdrawn.

Violations

If it is determined that you or a covered person has broken the Code, FIL has a variety of sanctions available to it which may take the form of one or any combination of the following:

  A warning on your personal record
  A fine or other financial penalty
  A limitation or ban on personal trading for a period
  Dismissal from employment
  Referral to civil or criminal authorities.

Before any sanction is applied you will be provided with an opportunity to explain your conduct and make a representation. You will be advised before making your representation of the potential sanction that might be applied to the violation.

Serious cases and those involving senior executives may be considered by the Fidelity Ethics Oversight Group formed of representatives from the business, support and oversight areas.

We will take into account any relevant past conduct of the employee, such as prior breaches as well as if the violation has been reported at the employee's own initiative.

We will strive to be fair and consistent both in terms of the particular circumstances of the case and its overall policy on discipline.

FIL's interpretation of the requirements of the Code will take into account all relevant material and will be regarded as final.

If you believe that a request for a special approval has been incorrectly denied or inappropriate sanction applied to you there is an appeal process.

Key Concepts

Approved jurisdictions

Those where FIL or FMR have fund management operations as well as all member Countries of the European Union - see COE web site for listing.

Automatic Investment Plan

A program in which regular purchases (or withdrawals) are made automatically according to a set schedule and allocation, including monthly savings plans.

Covered Account

Includes any account which does or is intended to hold covered securities (including FIL and FMR Funds) and which belongs to one or more of the following:

  A covered person
  A company where a covered person is a controlling shareholder or directs its investment decisions
  A trust where you are

(i) A beneficiary and make investment decisions; or

(ii) A trustee and you either might benefit from the trust or an immediate family member is a beneficiary; or

(iii) A settler where you can revoke the trust and where you make investment decisions

  Any undertaking in which you have the opportunity to profit from a security transaction

As well as brokerage accounts, covered accounts include accounts with shares of FIL funds and FMR funds such as accounts held at FIL or FundsNetwork(TM). These must include wrap accounts (PEP, ISA, PEA, SIPP, unit-linked life policies and investment bonds, etc.) but not your Fidelity pension scheme account. [Please note that with prior written approval from the Ethics Office an account may be excluded from this if you have no investment influence, such as a blind trust].

Covered Person

This includes:

  You and your spouse/domestic partner who shares your household
  Any immediate family member who shares your household and is under 18 or financially supported by you (immediate family member includes children, stepchildren, grandchildren, parents, stepparents and grandparents, siblings, and parents- children- and siblings in law)
  Anyone else advised to you by the Ethics Office

Covered Security

Includes:

  Shares (public and private companies)
  Government securities
  Corporate and municipal bonds
  Convertible bonds
  Shares of FIL funds and FMR Funds unless excluded below
  Shares of open-ended funds that are non-Fidelity funds unless excluded below
  Shares in Exchange Traded Funds
  Shares in closed-end funds
  Options on securities and securities indices
  Single stock futures
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India

But excludes:

  Shares of Regulated non-Fidelity mutual funds provided that a) shares may be redeemed on demand; b) the net asset value (NAV) of the fund is calculated on a daily basis; c) shares are issued and redeemed on a "forward pricing basis" at the NAV next determined after the buy or sell order; d) approved by FIL Ethics Office.
  Shares of money market funds (including where they are FIL funds and FMR funds)
  US Treasury securities
  Obligations of US Government agencies with remaining maturities of one year or less
  Money market instruments
  Currencies and derivatives thereof
  Commodities (such as agricultural products and metals) and options and futures on commodities that are traded on a commodities exchange
  Shares or other securities in Fidelity International Limited or its affiliates

FIL

Fidelity International Limited and its subsidiaries.

FIL fund

Any fund, account or asset pool advised or sub-advised by FIL or an affiliate (other than an FMR fund).

FMR

FMR Corp. and its subsidiaries.

FMR fund

Any fund, account or asset pool advised or sub-advised by FMR or an affiliate (other than a FIL fund).

Hedge fund

Hedge fund investments are not permitted. Please contact your local Ethics Office for advice if you want to confirm whether a fund is a hedge fund or not.

non-Fidelity fund

Any open-ended fund that is not a FIL fund or an FMR fund.

Permissible Indices

Any official index which has a minimum of 50 components with no one component representing more than 25% of the index at the time of purchase. A list is maintained on the website.